UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-3191743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be So Registered	Name of Each Exchange on Which Each Class Is to Be Registered
6.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	The Nasdaq Stock Market LLC
5.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333-272735

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by Regency Centers Corporation (“Regency”) with the U.S. Securities and Exchange Commission in connection with the registration of Regency’s 6.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Regency Series A Preferred Stock”), and Regency’s 5.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Regency Series B Preferred Stock” and together with Regency Series A Preferred Stock, “Regency Preferred Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the listing of each class of the Regency Preferred Stock on the Nasdaq Stock Market (“Nasdaq”). The trading symbols for the Regency Series A Preferred Stock and the Regency Series B Preferred Stock on Nasdaq will be “REGCP” and “REGCO,” respectively.

Regency is registering shares of Regency Preferred Stock to be issued in connection with the completion of its acquisition of Urstadt Biddle Properties Inc. (“Urstadt Biddle”) contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2023, as it may be amended from time to time, by and among Regency, Hercules Merger Sub, LLC, a wholly owned subsidiary of Regency, Urstadt Biddle, UB Maryland I, Inc., a Maryland corporation and a wholly owned subsidiary of Urstadt Biddle, and UB Maryland II, Inc., a Maryland corporation and a wholly owned subsidiary of UB Maryland I, Inc. At the closing of the acquisition, each share of Urstadt Biddle 6.25% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, will be converted into one share of newly issued Regency Series A Preferred Stock and each share of Urstadt Biddle 5.875% Series K Cumulative Redeemable Preferred Stock, par value $0.01 per share, will be converted into one share of newly issued Regency Series B Preferred Stock, in each case, having substantially similar terms as those of the corresponding series of preferred stock of Urstadt Biddle, as described more fully in Regency’s Registration Statement on Form S-4 (File No. 333-272735) (the “Registration Statement”), filed on June 16, 2023, as amended on July 10, 2023, and declared effective on July 12, 2023.

Item 1. Description of Registrant’s Securities to Be Registered.

The description of Regency Series A Preferred Stock and Regency Series B Preferred Stock as set forth under the caption “Description of Regency Capital Stock – Preferred Stock” in the Registration Statement, and in Regency’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on July 12, 2023, is incorporated herein by reference. The description of the Regency Series A Preferred Stock and the Regency Series B Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to the Company’s Restated Articles of Incorporation Designating the Preferences, Rights and Limitations of the Series A Cumulative Redeemable Preferred Stock and the Articles of Amendment to the Company’s Restated Articles of Incorporation Designating the Preferences, Rights and Limitations of the Series B Cumulative Redeemable Preferred Stock, which are filed as Exhibits 3.3 and 3.4, respectively, hereto and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A:

Exhibit No.	Description

3.1	Restated Articles of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.A to Regency’s Form 10-Q filed on August 8, 2017).

3.2	Amended and Restated Bylaws of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 to Regency’s Form 10-Q filed on August 5, 2022).

3.3	Articles of Amendment to the Company’s Restated Articles of Incorporation Designating the Preferences, Rights and Limitations of the Series A Cumulative Redeemable Preferred Stock

3.4	Articles of Amendment to the Company’s Restated Articles of Incorporation Designating the Preferences, Rights and Limitations of the Series B Cumulative Redeemable Preferred Stock

3.5	Articles of Amendment to the Company’s Restated Articles of Incorporation Deleting the Series 6 and Series 7 Cumulative Redeemable Preferred Stock Designations

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Regency Centers Corporation

By:	/s/ Michael Herman
Name: Michael Herman
Title: Senior Vice President, General Counsel and Secretary

Date: August 17, 2023

[Signature Page to Form 8-A12B for the Registration of Regency’s Series A and Series B Preferred Stock]